Exhibit 4.1

GREAT AMERICAN GROUP, INC.

Incorporated under the Laws of the State of Delaware

COMMON STOCK SEE REVERSE FOR CERTAIN DEFINITIONS

THIS CERTIFIES THAT

SPECIMEN

is the record holder of

FULLY PAID AND NON-ASSESSABLE SHARES OF COMMON STOCK, $.0001 PAR VALUE PER SHARE OF

GREAT AMERICAN GROUP, INC.

Transferable on the books of the Corporation in person or by duly authorized Attorney upon surrender of the Certificate properly endorsed. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar.

WITNESS the facsimile seal of the Corporation and the facsimile signatures of its duly authorized officers.

Dated:

COUNTERSIGNED AND REGISTERED:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

(Jersey City, NJ)

TRANSFER AGENT AND REGISTRAR BY:

AUTHORIZED OFFICER

GREAT AMERICAN GROUP, INC.

INCORPORATED

MAY 7, 2009

DELAWARE